CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N"1A of our report dated August 28, 2023, relating to the financial statements and financial highlights of Victory Market Neutral Income Fund and Victory US 500 Enhanced Volatility Wtd Index Fund (the "Funds"), each a series of Victory Portfolios II, for the year ended June 30, 2023, and to the references to our firm under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" and "Ongoing Arrangements to Disclose Portfolio Holdings" in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

October 23, 2023

C O H E N & C O M P A N Y , L T D .

800.229.1099 | 866.818.4538 fa x | cohencpa.com

Registered with the Public Company Accounting Oversight Board